                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                INVESCO CALIFORNIA VALUE MUNICIPAL INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco California Value Municipal Income Trust (the "Fund") was held on September 8, 2017. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                             Votes     Votes
Matters                                                       For     Withheld
-------                                                    ---------- ---------
(1). Teresa M. Ressel..................................... 42,698,096 1,359,951
     Larry Soll........................................... 42,430,833 1,627,214
     Philip A. Taylor..................................... 42,656,763 1,401,284
     Christopher L. Wilson................................ 42,663,266 1,394,781
(2). David C. Arch........................................      2,083         0